Exhibit 99.1

1st Security Bank Announces the Hiring of Lisa Cleary as the Bank’s
Chief Operating Officer

MOUNTLAKE TERRACE, Wash. – October 13, 2020 – 1st Security Bank of Washington (“the Bank”) is pleased to announce that Lisa Cleary has accepted the position of Chief Operating Officer.

With over 20 years of banking and leadership experience, Ms. Cleary brings a high level of expertise and accomplishment to 1st Security Bank. After beginning her career in branch banking, she went on to hold a variety of key positions, such as AVP and Loan Operations Manager, VP and Small Business Administration Assistant Manager, and SVP and Credit Administrator at banks in the Puget Sound region. First Sound Bank appointed her EVP and Chief Credit Officer in 2017.

Ms. Cleary holds a Bachelor’s of Business Administration degree from the University of Alaska Fairbanks, with a specialty in management and organizations. Her other educational milestones include graduating top of her class in the 2009-2010 Washington Bankers Executive Development Program, and graduating with honors from the Pacific Coast Banking School in 2013. She has been an active member of the American Bankers Association Emerging Leaders Committee since 2018, and the Washington Bankers Emerging Leaders Committee since 2017.

“It is rare to find someone with Lisa’s breadth of banking and managerial experience.” says Joe Adams, the Bank’s CEO. “Lisa is also a perfect fit for our ‘Smart, Driven, Nice’ employee centric culture.  We can’t wait to get her on board.”

Passionate about travel, Lisa took a year off to explore the world with her husband, visiting six continents and 15 countries. She has a deep interest in learning about different cultures, food and history. When not at work or traveling, she loves getting outdoors, especially hiking in the Pacific Northwest, and enjoys spending time with friends and family.
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ABOUT 1ST SECURITY BANK OF WASHINGTON
1st Security Bank of Washington, member FDIC and Equal Housing Lender, provides loan and deposit services to customers at its 21 branches, and mortgage services at each branch as well as lending offices in the greater Puget Sound area and the Tri-Cities. FS Bancorp, Inc., (Nasdaq: FSBW) a Washington corporation, is the holding company for the bank.

MEDIA CONTACTS
Donna Jacobson
Director of Marketing, 1st Security Bank
P: 425.697.8086
E: donna.jacobson@fsbwa.com